Microsoft Word 11.0.6502;SUB - ITEM 77Q2

Elaine R. Smith and Joseph C. Flaherty each failed to file a report as required under Section 16(a) of the Securities Act of 1934 in a timely manner during the Trust's most recent fiscal year ended October 31, 2005. Elaine R. Smith and Joseph C. Flaherty each filed one report delinquently which involved one transaction reported late.